2005 ANNUAL SHAREHOLDERS MEETING

The 2005 annual meeting of shareholders was held on April 21, 2005 for the following purposes:

1.  To elect a Board of eight (8) Directors;

2. To ratify or reject the selection of Plante & Moran, PLLC as independent auditors of the Fund for the calendar year ending
December 31, 2005.

The following Directors were elected for Proposal 1:  Thomas
O'Hara, Kenneth Janke, Lewis Rockwell, Carl Holth, Peggy Schmeltz, Benedict Smith, James Lane, and Luke Sims. For Proposal 2, shareholders ratified the selection of Plante & Moran, PLLC as independent accountants of the Fund.


Tabulation Report

Proposal 1 - Election of Directors

			     For      Against   Abstain  Withheld

Thomas O'Hara	          1,688,717    			 95,397
Kenneth Janke		  1,702,351    			 81,763
Lewis Rockwell		  1,679,255    			104,859
Carl Holth	          1,703,527    			 80,587
Peggy Schmeltz		  1,720,666   			 63,448
Benedict Smith		  1,717,101    			 67,013
James Lane	          1,699,986    			 84,128
Luke Sims		  1,723,978    			 60,136


Proposal 2 - Selection of
    Plante & Moran, PLLC  1,726,969    25,880    31,265

Total shares issued and outstanding
    on record date:       2,427,910